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                                                               Exhibit 11
THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Earnings Per Share

                                    Three Months Ended     Six Months Ended
                                         June 30               June 30
                                    ------------------     -----------------
                                        2001      2000         2001     2000
                                      ------    ------       ------   ------
                                      (In millions except per share data)

EARNINGS
Basic:
Net income, as reported                 $104      $212         $306     $569
Dividends on preferred stock,
  net of taxes                            (2)       (2)          (4)      (4)
Premium on preferred shares redeemed      (3)       (2)          (5)      (6)
                                      ------    ------       ------   ------
    Net income available
      to common shareholders            $ 99      $208         $297     $559
                                      ======    ======       ======   ======

Diluted:
Net income available to
  common shareholders                   $ 99      $208         $297     $559
Effect of dilutive securities:
 Convertible preferred stock               2         2            3        3
 Zero coupon convertible notes             1         1            2        1
 Convertible monthly income
  preferred securities                     -         2            -        4
                                      ------    ------       ------   ------
    Net income available to common
      shareholders, as adjusted         $102      $213         $302     $567
                                      ======    ======       ======   ======

COMMON SHARES
Basic:
Weighted average common
  shares outstanding                     214       212          215      216
                                      ======    ======       ======   ======
Diluted:
Weighted average common
  shares outstanding                     214       212          215      216
Effect of dilutive securities:
 Stock options                             4         2            4        1
 Convertible preferred stock               7         7            7        7
 Zero coupon convertible notes             2         2            2        3
 Convertible monthly income
  preferred securities                     -         7            -        7
                                      ------    ------       ------   ------
           Total                         227       230          228      234
                                      ======    ======       ======   ======

EARNINGS PER SHARE
Basic                                  $0.47     $0.98        $1.38    $2.59
                                      ======    ======       ======   ======
Diluted                                $0.45     $0.92        $1.33    $2.43
                                      ======    ======       ======   ======